Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of El Paso Pipeline Partners, L.P. of our report dated January 8, 2010 with respect to the consolidated financial statements of El Paso Pipeline Partners, L.P. for the year ended December 31, 2008, included in the Current Report (Form 8-K) of El Paso Pipeline Partners, L.P. dated January 8, 2010, filed with the Securities and Exchange Commission.
(1)	Registration Statement (Form S-8, No. 333-147940),
(2)	Registration Statement (Form S-3, No. 333-156978) and related Prospectus, and
(3)	Registration Statement (Form S-3, No. 333-156977) and related Prospectus.
/s/ Ernst & Young LLP
Houston, Texas
January 8, 2010